UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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VAALCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT VOTING INFORMATION

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the stockholder meeting (except on ratification of the selection of Deloitte and Touche, LLP, as auditors for 2013), unless you provide specific instructions by completing and returning the Voting Instruction Form or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholder meeting.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card or Voting Instruction Form to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our company’s future.

More Information Is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (SEC) also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may write to our Corporate Secretary at VAALCO Energy, Inc, 4600 Post Oak Place, Suite 300, Houston, Texas 77027, or call by telephone at 713 623-0801.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDERS MEETING TO BE HELD ON JUNE 5, 2013

The proxy statement and our annual report are available at www.VAALCO.com. This information will also be available by calling 1-877-265-0355 or by email at www.rtcoproxy.com/egy.

Please note that we are only mailing a full set of our proxy materials for the Annual Meeting to those stockholders who specifically request printed copies. If you have only received a Notice Regarding the Availability of Proxy Materials in the mail and wish to request printed copies, please follow the instructions in the Notice.

VAALCO Energy, Inc.

4600 Post Oak Place, Suite 300

Houston, Texas 77027

April 10, 2013

Dear Stockholder,

You are invited to attend the 2013 Annual Meeting of Stockholders to be held on June 5, 2013, in Houston, Texas.

The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

Robert L. Gerry, III

Chairman

Every stockholder’s vote is important. Please complete, sign, date and return your proxy form, or submit your vote and proxy by telephone or by Internet.

2013 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and Date:	10:00 a.m. Central Daylight Time, June 5, 2013

Place:	St. Regis Houston Hotel 1919 Briar Oaks Lane Houston, Texas 77027

Record date:	April 8, 2013

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)

Election of Seven Directors	FOR EACH DIRECTOR NOMINEE	7

Other Management Proposals

• Ratification of independent public accounting firm	FOR	27

• Advisory resolution on executive compensation	FOR	27

Transact other business that properly comes before the meeting

Notice of the 2013

Annual Meeting of Stockholders

Meeting Date:	June 5, 2013
Meeting Time:	10:00 a.m., Houston, Texas time
Location:	St. Regis Houston Hotel 1919 Briar Oaks Lane Houston, Texas 77027

Record Date:	April 8, 2013

To our Stockholders:

VAALCO’s 2013 Annual Meeting of Stockholders will be held at the St. Regis Houston Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027, at 10:00 a.m., to address all matters that may properly come before the meeting. Following a report on VAALCO’s business operations, stockholders will:

•	vote on the election of seven directors for the ensuing year;

•	vote on the ratification of the selection of the independent registered public accounting firm for 2013;

•	vote on an advisory resolution on executive compensation; and

•	transact other business that may be properly brought before the annual meeting.

Stockholders of record at the close of business on April 8, 2013 will be entitled to vote at the meeting and any adjournments thereof.

Gayla M. Cutrer

Corporate Secretary

2013 Proxy Statement

General Information

The Board is providing you these proxy materials in connection with the solicitation of proxies to be voted at our 2013 annual meeting of stockholders, and at any postponement or adjournment of the annual meeting. In this proxy statement, VAALCO Energy, Inc. is referred to as “we,” “our,” “us” or “VAALCO.”

Appointment of Proxy Holders

The Board of Directors asks you to appoint Robert L. Gerry and W. Russell Scheirman, or either of them, as your proxy holder to vote your shares at the annual meeting. You make this appointment by voting the enclosed proxy form.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by the board.

Unless you otherwise indicate on the proxy form, you also authorize your proxy holders to vote your shares on any matters that are not known by the board at the time this proxy statement was printed and that, under VAALCO’s bylaws, may be properly presented for action at the annual meeting.

This proxy statement and the accompanying form of notice and proxy card are being furnished to stockholders, on or about April 23, 2013. Our annual report for our fiscal year ended December 31, 2012 is also being made available to stockholders contemporaneously with the form of notice, although the annual report does not form a part of the material for the solicitation of proxies. The content of this proxy statement has been approved by our board of directors.

Voting

The Board encourages you to exercise your right to vote. Your vote is important. Voting early helps ensure that VAALCO receives a quorum of shares necessary to hold the annual meeting. Stockholders can vote in person at the annual meeting or by proxy. If you are a stockholder of record (you own shares in your name), there are three ways to vote by proxy:

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By Internet—You can vote over the Internet at www.rtcoproxy.com/egy by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.

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By telephone—If you received your proxy materials by mail or if you request paper copies of the proxy materials, stockholders located in the United States can vote by telephone by calling 1-877-265-0355 and following the instructions on the proxy card.

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By mail—If you received your proxy materials by mail or if you request paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time on June 4, 2013.

If you are a street name stockholder (your shares are held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted.

Voting by proxy will not limit your right to vote at the annual meeting if you decide to attend in person. The board recommends that you vote by proxy since it is not practical for most stockholders to attend the annual meeting. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

Revoking Your Voting Instructions to Your Proxy Holders. If you are a stockholder of record and you vote by proxy using the mail, you may later revoke your proxy instructions by:

•	sending a written statement to that effect to the Corporate Secretary at the address listed on the first page of this proxy statement;
•	voting again by the Internet or telephone (only the last vote cast by each stockholder of record will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on June 4, 2013;
•	submitting a proxy with a later date and signed as your name appears on the stock account; or
•	voting in person at the annual meeting.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Vote Required and Method of Counting

The Board has fixed April 8, 2013, as the record date for the determination of stockholders entitled to vote at the annual meeting. At the close of business on the record date, there were 57,909,800 shares of VAALCO common stock outstanding and entitled to vote at the annual meeting. Each outstanding share is entitled to one vote. A complete list of all stockholders entitled to vote at the annual meeting will be open for examination by any stockholder during normal business hours for a period of ten days prior to the annual meeting at our offices, 4600 Post Oak Place, Suite 300, Houston, Texas, 77027. Such list will also be available at the annual meeting and may be inspected by any stockholder who is present.

A quorum, which is a majority of the outstanding shares as of the record date, must be present in person or by proxy at the annual meeting. A quorum is calculated based on the number of shares represented at the meeting, either by the stockholders attending in person or by the proxy holders. For the purposes of determining whether a quorum is present under Delaware law, broker non-votes and abstentions count toward the establishment of a quorum.

If you are a street name stockholder and do not give your broker instructions on how to vote your shares on a proposal, your broker may not have discretionary power to vote on the proposal and as a result your shares will not be voted on this matter and will be considered a “broker non-vote.”

The required vote and method of calculation for the various business matters to be considered at the annual meeting are as follows:

Item 1—Election of Directors

At the annual meeting, seven directors are to be elected to hold office until the 2014 Annual Meeting and until their successors have been elected and qualified. The seven nominees for election at the 2013 Annual Meeting are listed on pages 7 to 9, with brief biographies. They are all presently directors of VAALCO who were elected by stockholders at the 2012 Annual Meeting. The Board of Directors has determined that the following nominees satisfy the New York Stock Exchange’s definition of independent director: Mr. Allen, Mr. Brazelton, Mr. Caflisch, Mr. Chapoton and Mr. Myers. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the VAALCO Board, the nominees intend to serve the entire term for which election is sought. Only the nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting.

Board Composition. We believe that our directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We also endeavor to have a Board representing a range of experiences in business in areas that are relevant to the Company’s global activities. The evaluation of director nominees by the Nominating and Corporate Governance Committee also takes into account diversity of background.

The Nominating and Corporate Governance Committee has established certain criteria it considers as guidelines in considering nominations to the board of directors. The criteria include:

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personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with VAALCO or its operations, and the availability and willingness to devote sufficient time to the duties of a director;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in the oil and gas industry and with relevant social policy concerns;
•	experience as a board member of another publicly held company; and
•	practical and mature business judgment.

The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the board of directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the board of directors. Other than ensuring that at least one member of the board is a financial expert and a majority of the board members meet all applicable independence requirements, the Nominating and Corporate Governance Committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the Nominating and Corporate Governance Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the board.

In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for board service are re-nominated. As to new candidates, the Committee will generally poll the board members and members of management for recommendations. The Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of VAALCO’s competitors, and may seek input from industry experts or analysts. The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of the board as a whole, with the objective of assembling a group with diverse backgrounds that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the board of directors. The Nominating and Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

For a discussion of the ad hoc Search Committee of the Board, which was recently formed to assist the Nominating and Corporate Governance Committee in executive management and Board member succession planning, see “Directors, Nominees and Executive Officers—Board of Directors and Committees,” below.

The Nominating and Corporate Governance Committee considers all candidates recommended by our stockholders. Stockholders may recommend candidates by writing to the Corporate Secretary at VAALCO Energy, Inc, 4600 Post Oak Place, Suite 300, Houston, Texas 77027, stating the recommended candidate’s name and qualifications for board membership. When considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee follows the same board membership qualifications evaluation and nomination procedures discussed above.

Any VAALCO stockholder may nominate one or more persons for election as a director of VAALCO at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws. We have an advanced notice bylaw provision relating to the nomination of directors. Pursuant to that provision, to be considered for inclusion in our proxy materials, notice of a stockholder’s nomination of a person for election to the board must be received by the Corporate Secretary of VAALCO in writing at the address listed on the first page of this Proxy Statement no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the anniversary date of the preceding year’s annual meeting. The stockholder’s written notice must include information about the proposed nominee, including name, age, business address, number of shares of our common stock beneficially owned, and any other information required in proxy solicitations for the contested election of directors, including employment history, participation as a director of other public or private corporations, and information about any relationship or understanding between the proposing stockholder and the candidate or any other person (naming that person) pursuant to which the nomination is to be made. In addition, the stockholder giving the notice must include the following information: such stockholder’s name, record address, number of shares of our common stock beneficially owned, any short positions held in our securities, other information about his or her ownership of our securities, and a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such person) pursuant to which each nomination is to be made by the stockholder.

Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important in light of VAALCO’s businesses and structure. The directors’ experiences, qualifications and skills that the Board considered in their re-nomination are included in their individual biographies.

Directors, Nominees and Executive Officers

The following table provides information with respect to directors, nominees and executive officers of VAALCO. Each executive officer has been elected to serve until his successor is duly appointed or elected by the board of directors or his earlier removal or resignation from office.

Directors/Nominees	Age	Position with VAALCO	Director Since

Robert L. Gerry III (nominee)	75	Chairman of the Board and Chief Executive Officer	1997

W. Russell Scheirman (nominee)	57	President, Chief Operating Officer and Director	1991

Robert H. Allen (nominee)	84	Director	2003

Frederick W. Brazelton (nominee)	42	Director	2008

Luigi P. Caflisch (nominee)	78	Director	2005

O. Donaldson Chapoton (nominee)	76	Director	2006

John J. Myers (nominee)	55	Director	2010

Executive Officers

Gregory R. Hullinger	59	Chief Financial Officer

Gayla M. Cutrer	71	Executive Vice President and Corporate Secretary

The following is a brief description of the background and principal occupation of each director (including each nominee) and executive officer:

Robert L. Gerry III—Mr. Gerry has served as Chairman of the Board and Chief Executive Officer for VAALCO Energy, Inc. since August 1997. Mr. Gerry currently serves on the Board of Directors of Integrity Bank, an independent bank located in Houston, Texas and on the Board of Texas Children’s Hospital. Mr. Gerry is a member of the University of Texas Press Advisory Council. Mr. Gerry also served on the Board of Directors of Plains Exploration and Production Company from 2004 through December 31, 2010. From February 1994 until August 1997, Mr. Gerry served as Vice-Chairman of Nuevo Energy Company. Prior to being appointed Vice-Chairman of Nuevo, Mr. Gerry had served as President and Chief Operating Officer of Nuevo since its formation in March 1990. Mr. Gerry served as Senior Vice President of Energy Assets International Corporation (“EAIC”) from January 1989 until March 1990. For ten years prior to joining EAIC, Mr. Gerry was active as an independent investor concentrating on energy investments. His many years of experience provide him with the industry and leadership experience to successfully lead VAALCO and the board.

W. Russell Scheirman—Mr. Scheirman has served as the President of VAALCO since 1992, and as a Director since 1991. In 2008, Mr. Scheirman was named the Company’s Chief Operating Officer. From 1991 to 1992, Mr. Scheirman served as Executive Vice President of VAALCO. Prior to joining VAALCO, Mr. Scheirman was an Associate at McKinsey & Company, Inc. from 1989 to 1991, an investment banker with Copeland, Wickersham and Wiley from 1984 to 1989, and a Petroleum Reservoir Engineer for Exxon Company, U.S.A. from 1978 to 1984. Mr. Scheirman holds a B.S. (Summa Cum Laude) and M.S. in Mechanical Engineering from Duke University (1977 and 1978, respectively) and an M.B.A. from California Lutheran University (1984). His strong financial background combined with his operational experience, including over 20 years with us, provides our Board with a long-term perspective of our challenges, opportunities and operations.

Robert H. Allen—Mr. Allen is the managing partner of Challenge Investment Partners, which is active in mining ventures in Canada, Mexico, Africa and South America. From 1957 to 1982 he was with Gulf Resources and Chemical Corporation, a diversified natural resource based company. During that affiliation, Mr. Allen served as Chief Executive Officer, Director and Chairman of the Board. In the past 20 years he has been instrumental in the start-up of several natural resource oriented companies, the most notable, Getty Resources Ltd., Toronto, Canada. Mr. Allen is Chairman Emeritus of the Board of Trustees of Baylor College of Medicine. He is also a member of the Advisory Board of the George Bush School of Government and Public Service, and of the Development Council of the Mays School of Business at Texas A&M University. He has served on many boards including Federal Express Corporation and Gulf Canada Resources Ltd. Most recently he served as Chairman of the Board of Gulf Indonesia Resources Ltd., and Chairman of the Board of The University of Texas Investment Management Company. He also served as Chairman of the Audit Committee of the Brown Foundation. Mr. Allen received his B.B.A. degree in 1951 from Texas A&M University. He is a certified public accountant and a member of the Texas Society of CPA’s. Mr. Allen has over 50 years of experience in the oil and gas industry, with extensive experience in accounting. We believe that this industry and global experience, as well as his leadership abilities, brings valuable experience and skill to our Board of Directors.

Frederick W. Brazelton—Mr. Brazelton was appointed to the Board on June 27, 2008. Mr. Brazelton is the Co-Founder and President of Platform Partners, LLC, a private holding company that makes equity investments in middle-market companies. Prior to founding Platform in August 2006, Mr. Brazelton was a Partner of The CapStreet Group, LLC, an institutional private equity fund focused on investing in middle-market companies where he had worked from August 2000 until July 2006. Prior to joining CapStreet, Mr. Brazelton worked for the private equity firms of Hicks, Muse, Tate & Furst and Willis Stein & Partners after starting his career in investment banking at CS First Boston in its Natural Resources Group. Mr. Brazelton serves on the boards of directors of Encino Energy, LLC, Evergreen Environmental, LLC, Santa Barbara Tax Products Group, LLC and the Small Steps Nurturing Center. He received his BBA from the Business Honors Program at the University of Texas at Austin and his MBA from Stanford University. Mr. Brazelton’s extensive experience in private equity and finance provides a valuable resource to our Board.

Luigi P. Caflisch—Mr. Caflisch was appointed to the Board on April 6, 2005. He has spent over 45 years in the petroleum industry in exploration, research and development, and management. For Gulf Oil Co., he worked in the U.S.A., Europe, North Africa, Nigeria, Angola and the Far East. In 1978, Mr. Caflisch served as Vice President of Geoman, a Gulf affiliate providing technical assistance to OPEC countries, mainly in Kuwait and Venezuela. Beginning in 1982, Mr. Caflisch served as Gulf’s General Manager for Exploration of the North Sea. After Chevron’s acquisition of Gulf in 1984, Mr. Caflisch served as Chevron’s Deputy Managing Director of Europe. Beginning in 1987, Mr. Caflisch served as Assistant to Chevron’s VP of Overseas Exploration. In 1988, he became Managing Director of Africa for Chevron and in 1995 he became Managing Director of Africa and Middle East for Chevron. As a member of Chevron’s Management Team, he shared responsibilities for directing worldwide Upstream operations. Since his retirement from Chevron in 1999, Mr. Caflisch has offered consulting and management assistance to a variety of companies; as a member of the board of directors or advising on target areas for exploration, acquisition or divestiture. Multilingual, he holds a Doctorate in Geology and Geophysics from the University of Milan. Mr. Caflisch’s technical background and his knowledge of international oil and gas operations provide a critical resource and skill set to our Board of Directors.

O. Donaldson Chapoton—Mr. Chapoton was appointed to the Board on February 15, 2006. He practiced law with the firm of Baker Botts, LLP from the early 1960s until 2001 specializing in income tax matters, including both transactional tax work and the legislative and regulatory matters. From 1986 to 1989, Mr. Chapoton left Baker Botts to serve as the Assistant Secretary of the Treasury for Tax

Policy under President Reagan. In that role he participated in the formulating the Reagan Administration’s tax policy and presented that policy in testimony before the U.S. Congress. In 1989 he rejoined Baker Botts, LLP as the partner-in-charge of the firm’s Washington office. Since retiring from Baker Botts in 2001 Mr. Chapoton has been a partner in the VMS Group, a partnership involved in investment opportunities in technology and in furnishing back office services to venture funds and partnerships. He also served for a time as a senior partner in Breen Investors, LLC, an investment advisory firm. Mr. Chapoton received his LL.B., with honors, from the University of Texas School of Law. Mr. Chapoton’s legal background and experience and his knowledge of the tax law and the legislative process in Washington provides a valuable resource to our Board.

John J. Myers—Mr. Myers was appointed to serve on the VAALCO Energy, Inc. Board of Directors effective March 3, 2010. Mr. Myers was founder and Managing Partner for Treaty Oak Capital Management, an energy investment hedge fund based in Austin, Texas from 2002 through 2009. In 2007 Mr. Myers founded Tectonic Capital Management investment fund. Mr. Myers, a Chartered Financial Analyst, was engaged for over 20 years as an equity analyst having served with RBC Dain Rauscher Wessels, Morgan Keegan, Petrie Parkman & Co. and Southcoast Capital. Mr. Myers holds a Masters degree in Management from Northwestern University, Evanston, Illinois. He also holds a Bachelors of Science degree in Chemical Engineering from the University of Michigan, Ann Arbor, Michigan. Mr. Myer’s knowledge and experience in the oil and gas business and the capital markets make him a valuable resource to our Board.

Gregory R. Hullinger—Mr. Hullinger joined VAALCO in October 2008 after more than 30 years of finance and accounting experience at Shell Oil Company and its parent company, Royal Dutch Shell. Notable positions held by Mr. Hullinger at Shell Oil include Controller, Treasurer, CFO—Shell Deer Park Refining Company and CFO—Pecten Cameroon Company (West Africa). For Royal Dutch Shell, Mr. Hullinger held the positions of International Audit Manager and as the Manager for Group Accounting, the unit responsible for the financial consolidations, results and reporting. Mr. Hullinger was twice elected Chairman of the Accounting Committee of the American Petroleum Institute. He holds a B.S. in Accounting from Louisiana State University.

Gayla M. Cutrer—Ms. Cutrer joined Alcorn International, Inc., predecessor to VAALCO Energy, Inc., in 1986 and served as executive support and administrative advisor for the newly founded international energy company. She was named to the board of directors on March 20, 1990 and served on the board during the Company’s transition from a privately held company to a publicly traded company. Ms. Cutrer was named Vice President and Corporate Secretary of VAALCO Energy, Inc. in 1990 and was named Executive Vice President and Corporate Secretary of VAALCO Energy, Inc. in 2011. Ms. Cutrer’s previous experience in the energy industry includes positions with Cities Service International, Inc, Amoco International, Inc. and Kilroy Company of Texas.

All officers and director nominees of VAALCO are United States citizens.

Corporate Governance

Governance Principles.    The Board of Directors’ Governance Principles, which include guidelines for determining director independence and qualifications for directors, are published on VAALCO’s website at www.VAALCO.com. This section of the website makes available all of VAALCO’s corporate governance materials, including Board committee charters and statements of committee key practices. These materials are also available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and modifies its Governance Principles, committee charters and key practices as warranted.

Board Leadership Structure.    Our CEO, Mr. Robert L. Gerry, also serves as the Chairman of the Board. Mr. Gerry has served as our Chairman and Chief Executive Officer since 1997. Mr. Gerry, as

CEO of VAALCO, has a working knowledge of our day-to-day operations and issues that face VAALCO. As such, and taking into account the number of employees we have and our size as a small cap company, our board believes that Mr. Gerry is the best person to lead and guide the board of directors. We do not have a lead director, but our non-management directors meet regularly in executive session. We believe this leadership structure, taking into account our experienced independent directors, active committee oversight, as well as regularly held executive sessions with non-management board members, provides the optimal structure for VAALCO and our stockholders by providing a strong, unified leadership for our management team and board of directors.

Board Risk Oversight.    While the full board of directors, with input from each of its committees, oversees VAALCO’s management of risks, VAALCO’s management team is responsible for the day-to-day risk management process. The Audit Committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of VAALCO’s overall control environment and controls in selected areas representing significant financial and business risk. The Audit Committee periodically discusses with management its assessment of various risks and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. Our Compensation Committee also considers risks that could be implicated by our compensation programs, and our Nominating & Corporate Governance Committee annually reviews the effectiveness of our leadership structure. In addition, each of our committees as well as senior management reports regularly to the full board of directors.

Director Independence.    It is the policy of the board of directors that a majority of the members of the board be independent. The board has affirmatively determined that, as to each current, non-employee director nominee (Mr. Allen, Mr. Brazelton, Mr. Caflisch, Mr. Chapoton and Mr. Myers), no material relationship exists that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each current, non-employee director and non-employee director nominee qualifies as “independent” according to VAALCO’s Corporate Governance Principles, which comply with the Corporate Governance Rules of the NYSE (New York Stock Exchange).

Code of Conduct.    VAALCO has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees. In addition, VAALCO has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes are available on VAALCO’s web site at www.VAALCO.com and are available in print upon request. VAALCO has not granted any waivers to these codes. VAALCO intends to post any waivers or amendments to the codes on its web site.

Communicating Concerns to Directors.    In order to provide our stockholders and other interested parties with a direct and open line of communication to the board of directors, the board of directors has adopted procedures for communications to directors. Our stockholders and other interested persons may communicate with the Chairman of our Audit Committee or with our non-employee directors as a group, by written communications addressed in care of Corporate Secretary, VAALCO Energy, Inc., 4600 Post Oak Place, Suite 300, Houston, Texas 77027.

All communications received in accordance with these procedures will be reviewed initially by our senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication:

•	does not relate to our business or affairs or the functioning or constitution of the board of directors or any of its committees;
•	relates to routine or insignificant matters that do not warrant the attention of the board of directors;
•	is an advertisement or other commercial solicitation or communication;
•	is frivolous or offensive; or
•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full board of directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The board of directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of the record date, no communications had been received in the prior twelve months.

Board of Directors and Committees

The Board has adopted written charters for each of its three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committees. The committee charters are available on VAALCO’s website at www.VAALCO.com. Each committee is operated according to the rules of the NYSE. Each member of these committees meets the independence requirements of the NYSE.

Committees and Current Membership	Committee Functions
Audit Mr. Frederick W. Brazelton † (Chairman) Mr. Robert H. Allen Mr. Luigi P. Caflisch Mr. O. Donaldson Chapoton Mr. John J. Myers

•     Selects the independent registered public accounting firm

•     Reviews reports of independent and internal auditors

•     Reviews and approves the scope and cost of all services (including non-audit services) provided by the independent registered public accounting firm

•     Monitors the effectiveness of the audit process and financial reporting

•     Reviews the adequacy of financial and operating controls

•     Monitors the corporate compliance program

•     Evaluates the effectiveness of the audit committee

Compensation Mr. Luigi P. Caflisch (Chairman) Mr. Robert H. Allen Mr. Frederick W. Brazelton

•     Approves the salary and other compensation matters for the CEO

•     Reviews and recommends salaries and other compensation matters for executive officers other than the CEO

•     Administers VAALCO’s incentive compensation and equity-based plans

•     Evaluates the effectiveness of the compensation committee

•     Authority to retain a compensation consultant

Nominating and Corporate Governance Mr. O. Donald Chapoton (Chairman) Mr. Luigi P. Caflisch

•     Reviews VAALCO’s corporate governance principles and practices and recommends changes as appropriate

•     Evaluates the effectiveness of the board and its committees and recommends changes to improve board, board committee and individual director effectiveness

•     Assesses the size and composition of the board

•     Recommends prospective director nominees

•     Periodically reviews and recommends changes as appropriate in the Amended and Restated Certificate of Incorporation, By-Laws and other board-adopted governance provisions

† Audit Committee Financial Expert as determined by the board under SEC regulations.

None of the members of our Compensation Committee are or have been officers or employees of VAALCO or any of its subsidiaries or had during 2012 a relationship requiring disclosure as a related party transaction.

None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of VAALCO’s executive officers serves as a member of the Board of Directors of any other company that has an executive officer serving as a member of VAALCO’s Compensation Committee.

In addition to the standing committees described above, the Board recently established an ad hoc Search Committee and designed the following directors as members of that committee: Mr. Frederick W. Brazelton (Chairman); Mr. Luigi Caflisch; and Mr. John J. Myers. The purpose of the Search Committee is to assist the Nominating and Corporate Governance Committee in succession planning and, potentially, to help identify additional Board Candidates. The Search Committee is in the process of retaining a third-party search firm to assist the committee in its efforts.

Meetings and Attendance.    In 2012, the Board held six regular board meetings and eight board committee meetings, which included four audit committee, three compensation committee and one nominating and governance committee meetings. With the exception of Mr. Allen who attended 77% of the meetings, the directors attended all of the board meetings and board committee meetings on which they served. VAALCO does not have a policy on whether directors are required to attend the annual meeting.

Executive sessions of independent directors are held after each quarterly board meeting. Any non-employee director can request that an executive session be scheduled. The sessions are scheduled and presided over by an alphabetical order rotation amongst the independent directors. The independent directors also meet from time to time with the Chairman of the Board.

Executive Compensation

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to 2012 compensation for our executive officers named in the Summary Compensation Table and who we sometimes refer to as the “named executive officers”.

In an advisory vote held in 2012, our stockholders approved our executive compensation by a vote of 93% in favor. In view of the strong support from stockholders in 2012 of the compensation paid to our executives in 2012, our Compensation Committee did not make any significant changes in our compensation practices or the principal features of our executive compensation program with respect to compensation for 2012.

Objectives of Our Compensation Program

Our executive compensation program is intended to align the interests of our management team with those of our stockholders by motivating our executive officers to achieve strong financial and operating results for us, which we believe closely correlate to long–term stockholder value. In addition, our program is designed to achieve the following objectives:

•	attract and retain talented executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly situated organizations;
•	provide total compensation that is justified by individual performance;
•	provide performance–based compensation that balances rewards for short–term and long–term results and is tied to both individual and our performance; and
•	encourage the long–term commitment of our executive officers to us and our stockholders’ long–term interests.

What Our Compensation Program is Designed to Reward

Our strategy is to increase reserves and production through the exploration of oil and gas properties with an emphasis on international opportunities. Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. In addition, we reward qualities that we believe help achieve our strategy such as teamwork; individual performance in light of general economic and industry specific conditions; performance that supports our core values; resourcefulness; the ability to manage our existing corporate assets; the ability to explore new avenues to increase oil and gas production and reserves; level of job responsibility; and tenure with the company.

Elements of Our Compensation Program and Why We Pay Each Element

To accomplish our objectives, our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

We pay base salary in order to recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace; to match competitors for executive talent; to provide executives with predictable, regularly-paid income; and to reflect an executive’s position and level of responsibility.

We include an annual cash bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key corporate objectives by rewarding the achievement of these objectives. The annual cash bonus also allows us to be competitive from a total remuneration standpoint.

Long-term equity-based incentive compensation is an element of our compensation policy because we believe it aligns executives’ interests with the interests of our stockholders; rewards long-term performance; is required in order for us to be competitive from a total remuneration standpoint; encourages executive retention; and gives executives the opportunity to share in our long-term performance. Without exception, awards are granted at exercise prices not less than the market value of our common stock on the date of the grant and are not transferable (other than to the holder’s heirs or entities for the benefit of his or her heirs.) Therefore, equity-based incentives will have no realizable value unless our stock price appreciates in value. These types of awards also provide a form of compensation that we believe is transparent and easy for stockholders to understand.

We offer benefits, such as a 401(k) Plan and payment of insurance premiums, in order to provide a competitive remuneration package.

How We Determine Each Element of Compensation

In determining the elements of compensation, we consider various measures of company and industry performance including stockholder’s return, debt levels, revenues, cash flow, capital expenditures, reserves of oil and gas, costs and other measures discussed herein. We may from time to time retain an independent compensation consulting firm to assist the committee in evaluating the executive compensation program. For 2013, as in 2012, we retained Mercer Consulting, an independent compensation consultant, with respect to determining compensation. Mercer Consulting is independent of us and has no relationship with us other than assisting the compensation committee with executive compensation practices.

Market Comparisons.    To assist the committee, an executive compensation assessment was compiled by Mercer Consulting and provided to VAALCO in January 2013. Mercer Consulting screened companies comparable to VAALCO in size with revenues ranging from zero to $678 million (3.5 times our revenue), resulting in a set of 11 peers:

Petroquest Energy, Inc.	Kosmos EnergyLtd.	EPL Oil & Gas Inc.
Constellation Energy Partners	Gulfport Energy Corp.	Endeavour International Corp.
Contango Oil and Gas Co.	Gran Tierra Energy Inc.	Hyperdynamics Corp.
Carrizo Oil & Gas Inc.	BPZ Resources Inc.

Five of the companies had significant non-United States operations, however, none of these companies closely match to VAALCO’s West African portfolio. Although we retained a compensation consultant, and also reviewed other survey information, ultimately the compensation decisions are qualitative and not quantitative, and take into consideration the unique international nature of our operations, competitive conditions in our industry, competitive conditions for executive talent and other factors discussed below. We do not set specific benchmarks but rather use peer group information to check our compensation decisions for reasonableness.

Base Salary.    At its regularly scheduled meeting in January of each year, the compensation committee meets to review the base salaries of our executive officers. During the first portion of the meeting, the committee reviews the compensation of the chief executive officer, without the chief executive officer present. Following this private session, the chief executive officer joins the meeting, and base salary levels of our other executive officers are discussed with his input.

In setting base salaries, the committee seeks to maintain stability and predictability from year to year, and usually makes percentage increases based on its view of the cost of living and competitive conditions for executive talent in the oil and gas business. The committee also considers subjective factors in setting base salary, including individual achievements, our performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to our performance.

Utilizing cost of living data, knowledge of competitive conditions in the industry and the executive compensation assessment prepared by Mercer Consulting, we increased the 2012 base salaries for our four named executive officers as follows: Messrs. Scheirman and Hullinger by 4%, Mr. Gerry by 5%, and Ms. Cutrer by 10.7%.

Bonus.    We established a program whereby executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus if annual financial and operational objectives or goals, pre-established by the compensation committee, are met. At a meeting, usually prior to the end of the year, our board of directors approves the operating budget and financial forecast for the ensuing fiscal year. Based on the budget and forecast, the compensation committee sets various targets for measures such as oil and gas production levels, operating expenses, pre-tax net income and cash flows from operations. In addition, non-financial targets are established such as exploration prospects to be generated, safety goals, accounting systems implementation and environmental regulations compliance goals. During the first quarter of each year, following a preliminary determination of our financial and operating results, our compensation committee meets to establish bonus compensation for the previous year.

In determining the incentive bonuses earned, the compensation committee gives substantial weight to our achievement of the goals and objectives set out in our budget for the preceding year. The committee may also consider matters other than those set out in the schedule of goals and objectives in the budget such as stock performance for the previous budget year, indicated return on stockholders’ investment, corporate debt levels, revenues, change in oil and gas reserves, cash flow, capital expenditures and other items that are considered to be critical to our success, including safety performance and environmental performance. We do not assign these measures relative weights preferring to make a subjective determination after considering all measures collectively. The committee must find that the executive’s performance met or exceeded stated goals and objectives set out in the previous year’s annual budget. As an example, should the performance level be determined at 80%, then the incentive bonus would be 80% of base salary. In order for there to be an incentive bonus payment, performance has to meet or exceed 75%. Should the committee determine that the minimum standard of 75% has not been met, it may recommend that the board of directors consider payment of discretionary bonuses for the executive officers. Only with committee recommendations and board approval can the annual incentive bonus pay-out exceed 100% of each executive’s base salary.

In addition to the above, incentive bonuses may be paid to other employees as determined by the chairman and chief executive officer and president and chief operating officer.

The compensation committee awarded bonuses in March of 2013 for fiscal 2012 results based upon our achievement of the following performance goals:

•	Achieve pre-established oil production targets for offshore Gabon (1.73 million barrels actual vs. 1.6 million barrels target)
•	Increase hydrocarbon reserves (24% increase in total proved reserves)
•	Obtain final investment decision on two new offshore Gabon platforms (accomplished)
•	Drill five wells in Texas and Montana (accomplished, albeit exploration efforts were unsuccessful)
•	Drill exploration well onshore Gabon (successfully drilled resulting in oil and gas discovery)
•	Achieve the general and administrative expense budget of $13.1 million (actual was $11.8 million)
•	Develop one new focus area via acquisition or joint venture (acquired working interest in Equatorial Guinea block P)
•	Achieve safety and environmental program goals of zero lost time accidents and zero environmental incidents (accomplished)

The principal goals that were not achieved during fiscal 2012 included:

•	Achieve direct operating costs of $13.45 per barrel before FPSO contract extension costs (actual was $14.60 per barrel
•	Achieve pre-established oil and gas production targets for USA (0.1 million barrels oil equivalent actual vs. 0.3 million barrels oil equivalent target)

Accordingly, for 2012 taking into account goals achieved and missed, additional measures mentioned above, and a subjective determination of all of these items, Mr. Gerry earned a bonus equal to 85% of his base salary, Messrs. Scheirman and Hullinger, and Ms. Cutrer earned a bonus equal to 75% of each of their base salaries. The bonuses were paid in March 2013.

Long-Term Equity-Based Incentives.    The compensation committee administers our long-term incentive plans and performs functions that include selecting award recipients, determining the timing of grants and assigning the number of shares subject to each award, fixing the time and manner in which awards are exercisable, setting exercise prices and vesting and expiration dates. For compensation decisions regarding the grant of equity compensation to executive officers, our compensation committee typically considers recommendations from our chief executive officer. Typically, awards vest over multiple years but the committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits. In the event of a change of control, or upon the death, disability, retirement or termination of a grantee’s employment without good reason, all outstanding equity-based awards will immediately vest.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s previous and expected future performance, level of responsibilities, retention considerations, and the total compensation package. Previous awards, whether vested or unvested, impact the decision on the current year awards and grants.

Benefits.    We provide company benefits or perquisites, that we believe are standard in the industry to all of our employees, including the named executive officers. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents and a 401(k) employee savings and protection plan. The costs of these benefits are paid for entirely by the company. Beginning January 1, 2010, we made matching contributions of each qualified participant’s 401(k) contribution, up to 4% of their salaries. Beginning January 1, 2013, we increased the matching contribution up to 6% of each participant’s salary, plus a 1% discretionary contribution. The company pays all administrative costs to maintain the plan. We do not provide employee life insurance amounts surpassing the Internal Revenue Service maximum.

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the organization by making long-term equity-based incentives, in particular stock option grants, a significant component of executive compensation. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Assessment of Risk

The compensation committee is aware of the need to take risk into account when making compensation decisions. By design, our compensation program for executive officers is designed to avoid excessive risk taking. In particular, incentive awards are not locked in to specific metrics, but rather, after review of performance relative to these metrics, the compensation committee determines final incentive awards in their discretion.

Accounting and Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no employees with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with ASC Topic 718.

Termination of Employment Arrangements

We have no employment or consulting contracts with any person that requires more than 30 days notice of termination. There are no employment termination arrangements other than we will pay the cost to relocate our expatriate employees working overseas back to their home base along with their personal effects in the event of termination.

Stock Ownership Policy

Currently we do not have a stock ownership policy that applies to our directors and executive officers.

Recoupment Policy

We currently do not have a recovery policy applicable to annual incentive bonuses or equity awards other than those required under Sarbanes-Oxley legislation. The Compensation Committee will continue to evaluate the need to adopt such a policy in light of pending legislation.

Compensation Committee Report

The Compensation Committee of VAALCO has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

Luigi P. Caflisch (Chairman)

Robert H. Allen

Frederick W. Brazelton

2012 Summary Compensation Table

The following sets forth the compensation of VAALCO’s named executive officers for each of the three years ended December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Option Awards ($) (2)	All Other Compensation (3)	Total ($)
R.L. Gerry, Chairman and CEO	2012	$568,289	$483,045	$278,211	$730,092	$2,059,637
	2011	$541,227	$432,981	$445,228	$—	$1,419,436
	2010	$525,463	$472,000	$381,844	$—	$1,379,307
W.R. Scheirman, President and Chief Operating Officer	2012	$468,002	$374,401	$240,044	$927,559	$2,010,007
	2011	$445,716	$334,287	$366,695	$16,157	$1,162,856
	2010	$432,734	$366,000	$315,305	$13,255	$1,127,294
G.M. Cutrer, Executive Vice President	2012	$271,122	$216,898	$180,033	$1,200,977	$1,869,031
	2011	$258,211	$193,658	$204,726	$9,898	$666,493
	2010	$234,738	$190,000	$104,709	$9,390	$538,836
G.R. Hullinger, Chief Financial Officer	2012	$320,989	$256,791	$240,044	$125,372	$943,197
	2011	$305,704	$244,563	$204,726	$12,916	$767,909
	2010	$288,400	$237,000	$104,709	$11,208	$641,317

(1)	Bonuses for 2012 were determined and paid in March 2013. Bonuses for 2011 were determined and paid in March 2012. Bonuses for 2010 were determined and paid in March 2011.

(2)	Reflects option awards made during each calendar year. The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under this Topic for the 2012 grants, see Note 3, “Stock Based Compensation” to VAALCO’s Consolidated Financial Statements contained in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2012. The actual value that can be realized, if any, depends on the increase of VAALCO’s stock price above the exercise price between the vesting date and the exercise date. One-third of the options vested on the grant date and then one-third annually thereafter. The options expire 5 years after grant date.

(3)	For the years 2010 and 2011, the amounts are comprised of Company 401(k) plan matching contributions up to 4%. For the year 2012, the amounts include Company 401(k) plan matching contributions up to 4%, a one-time payment to settle an employee benefit policy, and a one-time payout to Mr. Scheirman and Ms. Cutrer for unused accumulated vacation days.

Grants of Plan-Based Awards during 2012

The following table presents grants of equity awards during the fiscal year ending December 31, 2012:

Name of Executive	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Full Grant Date Fair Value
R.L. Gerry, Chairman and CEO	3/16/2012	115,900	$8.81	$278,211
W.R. Scheirman, President and Chief Operating Officer	3/16/2012	100,000	$8.81	$240,044
G.M. Cutrer, Executive Vice President	3/16/2012	75,000	$8.81	$180,033
G.R. Hullinger, Chief Financial Officer	3/16/2012	100,000	$8.81	$240,044

The Company currently maintains four common stock-based incentive plans for its officers, directors and employees: the 2001 Stock Incentive Plan, the 2003 Stock Incentive Plan, the 2007 Stock Incentive Plan, and the 2012 Incentive Plan.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
R. L. Gerry	378,600			—	4.24	10/10/2013	—	—	—	—
	252,500			—	4.28	3/3/2015	—	—	—	—
	144,984	72,491	(1)	—	6.97	3/18/2016	—	—	—	—
	38,633	77,267	(2)	—	8.81	3/16/2017	—	—	—	—
W. R. Scheirman	162,400			—	4.24	10/10/2013	—	—	—	—
	208,500			—	4.28	3/3/2015	—	—	—	—
	119,410	59,705	(1)	—	6.97	3/18/2016	—	—	—	—
	33,333	66,667	(2)	—	8.81	3/16/2017	—	—	—	—
G. M. Cutrer	41,500			—	4.24	10/10/2013	—	—	—	—
	113,500			—	4.28	3/3/2015	—	—	—	—
	66,666	33,334	(1)	—	6.97	3/18/2016	—	—	—	—
	25,000	50,000	(2)	—	8.81	3/16/2017	—	—	—	—
G. R. Hullinger	113,500			—	4.28	3/3/2015	—	—	—	—
	10,000			—	5.24	10/20/2013	—	—	—	—
	66,666	33,334	(1)	—	6.97	3/18/2016	—	—	—	—
	33,333	66,667	(2)	—	8.81	3/16/2017	—	—	—	—

(1)	Stock options vested on March 18, 2013

(2)	Stock options vest at the rate of 50 percent per period, with the vesting dates of March 16, 2013 and March 16, 2014

Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. L. Gerry	—	—	—	—
W. R. Scheirman	—	—	—	—
G. M. Cutrer	100,000	485,883	—	—
G. R. Hullinger	—	—	—	—

Ms Cutrer’s value realized on option exercise is the result of exercising 100,000 shares of stock options at an average market price of $9.10, with a strike price of $4.24 per share.

Pension Benefits Table

We do not have a qualified pension plan.

Nonqualified Deferred Compensation

We do not contribute to any nonqualified deferred compensation benefits.

Potential Payments Upon Termination or Change-in-Control

The following sets forth the incremental compensation that would be payable by us to each of our executive officers in the event of the executive officer’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the executive officer’s voluntary resignation, involuntary termination for “cause,” involuntary termination without “cause,” termination by the executive for “good reason,” termination in connection with a “change in control,” termination in the event of “disability,” termination in the event of death, and termination in the event of retirement, where each of these defined terms has the meaning ascribed to it in the respective executive’s employment agreement. In accordance with applicable SEC rules, the following discussion assumes:

•	that the termination event in question occurred on December 31, 2012, the last business day of 2012; and

•	with respect to calculations based on our stock price, we used $8.65, which was the reported closing price of our common stock on December 31, 2012.

The analysis contained in this section does not consider or include payments made to an executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon an executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time and the executive officer’s age and service.

None of our executive officers is party to an employment agreement with us. Each of our executive officers is a party to equity award agreements relating to options granted under our incentive plans. These award agreements may provide that an executive officer is entitled to acceleration of outstanding equity grants in the event of a termination event.

The table below indicates the amount of compensation payable by us to our executive officers including: cash severance, and accelerated stock option award vesting, upon different termination events. No amounts are payable in the form of cash bonuses, or continuation of employee benefits such as health coverage.

Name of Executive Officer and Type of Compensation	Voluntary Resignation ($)	Involuntary Termination For Cause ($)	Involuntary Termination without Cause or for Good Reason ($)	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Termination in the Event of Retirement ($)
R. L. Gerry
Cash Severance	—	—	—	745,879	745,879	745,879	—
Accelerated Stock Option Award Vesting (1)	—	—	—	121,785	121,785	121,785	121,785

Total	—	—	—	867,663	867,663	867,663	121,785

W. R. Scheirman
Cash Severance	—	—	—	892,324	892,324	892,324	—
Accelerated Stock Option Award Vesting (1)	—	—	—	100,304	100,304	100,304	100,304

Total	—	—	—	992,629	992,629	992,629	100,304

G. M. Cutrer
Cash Severance	—	—	—	675,297	675,297	675,297	—
Accelerated Stock Option Award Vesting (1)	—	—	—	56,001	56,001	56,001	56,001

Total	—	—	—	731,298	731,298	731,298	56,001

G. R. Hullinger
Cash Severance	—	—	—	111,276	111,276	111,276	—
Accelerated Stock Option Award Vesting (1)	—	—	—	56,001	56,001	56,001	56,001

Total	—	—	—	167,277	167,277	167,277	56,001

(1)	Amounts include the aggregate proportionate fair value for stock option grants made in 2011 and 2012 which were not vested at December 31, 2012 that would have been recognized as compensation costs for financial reporting purpose for the fiscal year ended December 31, 2012.

Directors’ Compensation

Our compensation for non-employee directors is designed to be competitive with our peer group (independent energy companies), link rewards to business results and stockholder returns and facilitate increased ownership of our stock. We do not have a retirement plan for non-employee directors. Our executive officers are not paid additional compensation for their services as directors.

The Nominating and Corporate Governance Committee is responsible for evaluating and recommending to the independent members of the board the compensation for non-employee directors, and the independent members of the board set the compensation. The executive officers have no role in determining or recommending the amount or form of compensation.

Directors were compensated in 2012 for service on the board of directors or any committee thereof as follows:

•	$30,000 retainer per annum payable in four quarterly installments;
•	$10,000 retainer per annum for audit committee chairman payable in four quarterly installments;
•	$10,000 retainer per annum for compensation committee chairman payable in four quarterly installments;
•	$ 5,000 retainer per annum for chairman of any other committee payable in four quarterly installments;
•	$ 2,000 for each board meeting attended;
•	$ 1,000 for each committee meeting attended.

2012 Non-Employee Director Compensation.    Amounts shown for each director vary due to service as a committee chairperson for all or a portion of the year.

Name:	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	All Other Compensation	Total
Frederick W. Brazelton	$58,000	$—	$72,013	$—	$130,013
Robert H. Allen	$46,000	$—	$72,013	$—	$118,013
Luigi P. Caflisch	$60,000	$—	$72,013	$—	$132,013
O. Donald Chapoton	$53,000	$—	$72,013	$—	$125,013
John J. Myers	$46,000	$—	$72,013	$—	$118,013

(1)	Reflects option awards made during 2012. The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under this Topic for the 2012 grants, see Note 3, “Stock Based Compensation” to VAALCO’s Consolidated Financial Statements contained in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2012. The actual value that can be realized, if any, depends on the increase of VAALCO’s stock price above the exercise price between the vesting date and the exercise date. Options are fully vested on the grant date and expire five years after grant date.

Information on Stock Ownership

The following table shows the ownership interest in VAALCO stock for (i) all those known to us to be holders of more than five percent of our outstanding stock; (ii) each director and each of our named executive officers and (iii) all directors and all executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding (1)

Directors & Officers (information as of Record Date of April 8, 2013)

Robert L. Gerry, III	3,518,665	(2)	6.1%
W. Russell Scheirman	728,046	(3)	1.3%
Gayla M. Cutrer	352,868	(4)	*
Gregory R, Hullinger	323,500	(5)	*
Frederick W. Brazelton	90,000	(6)	*
Robert H. Allen	60,000	(7)	*
Luigi P. Caflisch	30,000	(8)	*
O. Donald Chapoton	170,000	(9)	*
John J. Myers	220,000	(10)	*
Common Stock owned by all Directors and Executive Officers as a group (9 persons)	5,493,079		9.5%

5% Stockholders: (information as of December 31, 2012)

The Vanguard Group	4,161,223	(11)	7.2%
BlackRock, Inc	3,517,265	(12)	6.1%
Renaissance Technologies, LLC	3,465,000	(13)	6.0%

* Less than 1%

(1)	As of December 31, 2012 there were 57,878,134 shares outstanding.
(2)	Includes 925,842 shares that may be acquired subject to options exercisable within 60 days, of which 378,600 are exercisable at $4.24 per share, 252,500 are exercisable at $4.28 per share, 217,475 are exercisable at $6.97 per share, and 77,267 are exercisable at $8.81 per share. Also includes 856,000 shares held in a trust of which Mr. Gerry is a trustee and beneficiary.
(3)	Includes 616,682 shares that may be acquired subject to options exercisable within 60 days, of which 162,400 are exercisable at $4.24 per share, 208,500 are exercisable at $4.28 per share, 179,115 are exercisable at $6.97 per share, and 66,667 are exercisable at $8.81 per share.
(4)	Includes 305,000 shares that may be acquired subject to options exercisable within 60 days, of which 41,500 are exercisable at $4.24 per share, 113,500 are exercisable at $4.28 per share, 100,000 are exercisable at $6.97 per share, and 50,000 are exercisable at $8.81 per share.
(5)	Includes 290,167 shares that may be acquired subject to options exercisable within 60 days, of which 113,500 are exercisable at $4.28 per share, 10,000 are exercisable at $5.24 per share, 100,000 are exercisable at $6.97 per share, and 66,667 are exercisable at $8.81 per share.
(6)	Includes 30,000 shares that may be acquired subject to options exercisable within 60 days, at $8.81 per share.
(7)	Includes 60,000 shares that may be acquired subject to options exercisable within 60 days, of which 30,000 are exercisable at $6.97 per share, and 30,000 are exercisable at $8.81 per share.
(8)	Includes 30,000 shares that may be acquired subject to options exercisable within 60 days, at $8.81 per share.

(9)	Includes 150,000 shares that may be acquired subject to options exercisable within 60 days, of which 30,000 are exercisable at $4.24 per share, 60,000 are exercisable at $4.28 per share, 30,000 are exercisable at $6.97 per share, and 30,000 are exercisable at $8.81 per share.
(10)	Includes 160,000 shares that may be acquired subject to options exercisable within 60 days, of which 100,000 are exercisable at $4.28 per share, 30,000 are exercisable at $6.97 per share, and 30,000 are exercisable at $8.81 per share.
(11)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2013 by The Vanguard Group. The Vanguard Group has sole voting power over 91,251 of the shares shown, sole dispositive power over 4,073,072 of the shares shown and shared dispositive power over 88,151 of the shares shown. The address of The Vanguard Group is 100 Vanguard Blvd, Malvem, PA 19355.
(12)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2013, by BlackRock, Inc., BlackRock, Inc. has sole voting power over 3,517,265 of the shares shown, sole dispositive power over 3,517,265 of the shares shown and shared dispositive power over 0 of the shares shown. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(13)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2013, by Renaissance Technologies LLC (“RTC”), RTC has sole voting power over 3,383,480 of the shares shown, sole dispositive power over 3,456,608 of the shares shown and shared dispositive power over 8,392 of the shares shown. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

Related Person Transactions

Review and Approval of Related Person Transactions.    It is VAALCO’s policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with VAALCO’s business interest. This policy is included in our Code of Conduct. Each director and executive officer is instructed to always inform the Chairman and Corporate Secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. The Nominating and Corporate Governance Committee reviews all relevant information, including the amount of all business transactions involving VAALCO and the entity with which the director is associated, and makes recommendations, as appropriate, to the board.

As required under SEC rules, transactions that are determined to be directly or indirectly material to a related person where the amount involved exceeds $120,000 are disclosed in this proxy statement. In addition, the Nominating and Corporate Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Committee considers:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to the company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and
•	any other matters the committee deems appropriate.

Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Audit Committee Report

On behalf of the board of directors, the audit committee oversees VAALCO’s financial reporting process and its internal control over financial reporting, areas for which management has the primary responsibility. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of VAALCO’s audited financial statements with accounting principles generally accepted in the United States and for issuing its report on VAALCO’s internal control over financial reporting.

In this context, the audit committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and the quarterly unaudited financial statements, and matters relating to VAALCO’s internal control over financial reporting.

Among other items, the audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the standards of the Public Company Accounting Oversight Board. The audit committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with them their independence from the company and its management. In addition, the committee has received written materials addressing Deloitte & Touche LLP’s internal quality control procedures and other matters as required by the NYSE listing standards.

Further, the audit committee has pre-approved all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm to VAALCO and the related fees for such services, and has concluded that such services are compatible with the auditors’ independence.

Relying on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board approved, that the audited financial statements and management’s assertion on internal control over financial reporting be included in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the U.S. Securities and Exchange Commission. The audit committee has also selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the company and its subsidiaries for 2013. The board of directors has concurred on that selection and has presented the matter to the stockholders of VAALCO for ratification.

Frederick W. Brazelton (Chairman)

Robert H. Allen

Luigi P. Caflisch

O. Donaldson Chapoton

John J. Myers

Independent Auditor

Deloitte & Touche LLP previously audited the consolidated financial statements of VAALCO and VAALCO’s internal control over financial reporting during the two years ended December 31, 2012. During each of the two years ended December 31, 2012 and 2011, Deloitte & Touche LLP provided both audit and non-audit services.

On behalf of the Company, the Audit Committee retained Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, to audit our consolidated financial statements and our internal control over financial reporting for 2012. Aggregate fees for professional services rendered for VAALCO by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the years ended December 31, 2012 and 2011, were as follows (amounts in thousands of dollars):

	2012	2011
Audit Services
Audit Fees	$529	$482
Audit-Related Fees	—	—

Total Audit Fees and Audit-Related Fees	$529	$482
Tax Fees	57	70

Total	$586	$552

Audit Fees.    For the years ended December 31, 2012 and 2011, audit fees paid by VAALCO to its principal accounting firm, Deloitte & Touche LLP were for the audit of VAALCO’s annual financial statements and internal control over financial reporting, and for the review of VAALCO’s interim financial statements,.

Audit-Related Fees.    There were no audit-related fees incurred in the years ended December 31, 2012 and 2011.

Tax Fees.    For the years ended December 31, 2012 and 2011, fees billed to VAALCO for tax services were for review of federal and state income tax filings, consultation with respect to IRS audits, United Kingdom tax filings and for consultation in Gabon on payroll tax and value added tax matters.

Audit Committee Pre-Approval Policies and Procedures.    The 2012 audit and non-audit services provided by Deloitte & Touche LLP were pre-approved by the audit committee. The non-audit services which were approved by the audit committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

The Audit Committee has in place pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

During 2012, no fees for services outside the audit, review or attestation that exceeded the waiver provisions of 17 CFR 210.2-01(o)(7)(i)(c) were approved by the Audit Committee.

Management Proposals

•	Management Proposal No. 2 on the Proxy Form—Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee, which is composed entirely of independent directors, has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of VAALCO and its subsidiaries for 2013 and VAALCO’s internal control over financial reporting. The Board has endorsed this appointment.

Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make statements if they desire and will be available to respond to appropriate questions. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider the failure to ratify the appointment when appointing an independent registered public accounting firm for the following year.

Your Board of Directors unanimously recommends that you vote FOR the ratification of appointment of Deloitte & Touche LLP as VAALCO’s Independent Registered Public Accounting Firm for the year 2013.

•	Management Proposal No. 3 on the Proxy Form—Advisory Resolution on Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve the following advisory resolution at the 2013 Annual Meeting of Stockholders:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The Board of Directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving our Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interest with those of the stockholders and motivating the executives to remain with the Company for long and productive careers.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 13 of this proxy statement, as well as the 2012 Summary Compensation table and related compensation tables and narrative, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

Your Board of Directors unanimously recommends that you vote FOR approval of the Advisory Resolution on Executive Compensation.

Additional Information

•	Stockholder Proposals for 2014 Annual Meeting

Stockholders who desire to present proposals at the 2014 Annual Meeting of stockholders and to have proposals included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of

1934 must submit their proposals to us at our principal executive offices not later than the close of business on December 17, 2013. If the date of the 2014 Annual Meeting is changed by more than 30 days from the date of the 2013 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2014 Annual Meeting.

Our bylaws provide that stockholders may nominate persons for election to the Board of Directors or bring any other business before the stockholders (other than matters properly brought under Rule 14a-8) at the 2014 Annual Meeting of Stockholders by sending to VAALCO’s Corporate Secretary a notice containing the information required by our bylaws no earlier than the close of business on February 2, 2014 and no later than the close of business on March 5, 2014. If we schedule our 2014 Annual Meeting to a date that is more than 30 days before or 60 days after June 5, 2014, then such notice must be given no earlier than the close of business 120 days, and no later than the close of business 90 days, before the rescheduled meeting, unless VAALCO gives notice of the rescheduled annual meeting less than 100 days before the rescheduled meeting, in which case the notice must be given within 10 days following the date public notice of the rescheduled meeting is given by VAALCO.

•	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires directors and executive officers to file, with the SEC, the NYSE and VAALCO, reports of initial ownership and changes in ownership of VAALCO equity securities. Based solely on a review of the reports furnished to VAALCO and on written representations from reporting persons, we believe that during 2012, all of our directors and executive officers timely filed all reports they were required to file under Section 16(a).

•	Solicitation of Proxies

We have retained D.F. King & Co., Inc. to solicit proxies in connection with the annual meeting at a fee of $5,500 for its services, plus reasonable out-of-pocket expenses. We have also retained D.F. King & Co., Inc. to request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. We do not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted upon at the annual meeting. In addition to solicitation by mail, our directors, officers, and employees, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile.

•	Financial Statements and Other Available Documents

Our financial statements for the most recent fiscal year are contained in our Annual Report on Form 10-K. Printed copies of our Annual Report on Form 10-K, Corporate Governance Principles, Code of Business Conduct and Ethics and Charters of Board Committees are available to stockholders upon written request to the Corporate Secretary, VAALCO Energy, Inc., 4600 Post Oak Place, Suite 300, Houston, Texas 77027. You may also view the documents on our website at www.VAALCO.com.

IMPORTANT

Your vote is extremely important. No matter how many shares of VAALCO’s common stock you own, please give your Board of Directors your proxy with respect to the Company’s common stock at the 2013 annual meeting to vote: (1) “FOR” the election of VAALCO’s director nominees, (2) “FOR” the ratification of the appointment of an independent registered public accounting firm, and (3) “FOR” approving, by non-binding vote, our executive compensation.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares. Accordingly, please vote your shares according to the voting instructions provided by your nominee.

If you would like additional copies of this document, would like to ask any additional questions, or need assistance voting your proxy card, please contact our proxy solicitor:

D.F. KING & CO., INC.

48 Wall Street, 22nd Floor

New York, NY 10005

CALL TOLL FREE: 1 (800) 290-6429

OR

BANKS AND BROKERS CALL COLLECT: (212) 269-5550

OR

EMAIL: egy@dfking.com

PROXY FOR HOLDERS OF COMMON STOCK

VAALCO ENERGY, INC.

4600 Post Oak Place, Suite 300, Houston, Texas 77027

This Proxy is solicited on behalf of the Board of Directors of VAALCO Energy, Inc. (the “Company”) for the Annual Meeting of Stockholders on June 5, 2013.

The undersigned hereby constitutes and appoints Robert L. Gerry, III and W. Russell Scheirman, or either of them, each with full power of substitution as the lawful attorneys and proxies to vote at the Annual Meeting of Stockholders of VAALCO Energy, Inc. to be held on June 5, 2013, at 10:00 a.m., Central time, in the Director’s meeting room at the St. Regis Houston Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 and any adjournments or postponements thereof (the “Annual Meeting”) and to vote all shares of Common Stock of the Company (the “Shares”) the undersigned would be entitled to vote at the Annual Meeting, with all powers the undersigned would possess if personally present at the Annual Meeting. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED PRE-ADDRESSED ENVELOPE ENCLOSED.

The Board of Directors recommends a vote FOR the election of each of the director nominees in Proposal 1 and FOR Proposals 2 and 3. If no specification is made, the Shares will be voted FOR said director nominees and FOR Proposals 2 and 3.

Please mark your votes as indicated in this example	☒

1.	PROPOSAL TO ELECT AS DIRECTORS of the Company: Each director will hold office for one year or until his successor is elected or appointed and shall qualify.

	FOR	WITHHOLD
All Nominees	☐	☐
Robert L. Gerry, III, Chairman	☐	☐
W. Russell Scheirman, President	☐	☐
Robert H. Allen	☐	☐
Frederick W. Brazelton	☐	☐
Luigi Caflisch	☐	☐
O. Donaldson Chapoton	☐	☐
John J. Myers, Jr.	☐	☐

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE, LLP as the independent auditors of the Company.			In their discretion, the proxies are authorized to vote upon any such other matter as may properly come before the Annual Meeting or any adjournments or postponements thereof.

FOR ☐	AGAINST ☐	ABSTAIN ☐	Dated , 2013 Stockholder’s Signature

3. PROPOSAL TO APPROVE, by non-binding, advisory vote, our named Executive Officer Compensation			Stockholder’s Signature

FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature should agree with name printed herein. If shares are held in name of more than one person, then EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Holders of powers-of-attorney should submit such powers-of-attorney.